EXHIBIT 10.7

THIRD AMENDMENT

This Third Amendment, dated as of December 31, 2003 (this “Amendment”), is by and among Bank of America, N.A., a national banking association (“Bank” or “Grantor”); Capital Lease Funding, LLC, a Delaware limited liability company that is the successor-in-interest to Capital Lease Funding, L.P. (“CLF” or “Buyer”); and CLFC HPII Inc., a Delaware corporation (“CLFC”).

RECITALS

A. The parties to this Amendment are parties to that certain Purchase and Sale Agreement, dated as of January 31, 2000, as amended by that certain Amendment, dated as of April 30, 2002, by and among the parties hereto, and that certain Second Amendment, dated as of February 28, 2003, by and among the parties hereto (as so amended, the “P&S Agreement”). Capitalized terms used but not defined herein have the meanings assigned in the P&S Agreement.

B. Certain of the parties hereto are party to (i) that certain Call Option Agreement, dated as of January 31, 2000, as amended by that certain Amendment, dated as of April 30, 2002, by and among the parties hereto, and that certain Second Amendment dated as of February 28, 2003, by and among the parties hereto (as so amended, the “Option Agreement”), (ii) that certain Security Agreement dated as of January 31, 2000, as amended by that certain Amendment, dated as of April 30, 2002, by and among the parties hereto, and that certain Second Amendment dated as of February 28, 2003, by and among the parties hereto (as so amended, the “Security Agreement”), and (iii) that certain Loan Contribution Agreement dated as of January 31, 2000, as amended by that certain Amendment, dated as of April 30, 2002, by and among the parties hereto, and that certain Second Amendment dated as of February 28, 2003, by and among the parties hereto (as so amended, the “LC Agreement”).

C. The parties hereto and CLF Holdings, Inc. are parties to that certain Assignment, Assumption and Consent Agreement dated as of November 15, 2001 (the “Consent Agreement”), pursuant to which (i) CLF succeeded to the rights and interests of Capital Lease Funding, L.P. under the P&S Agreement, the Option Agreement and other related agreements, instruments and documents and (ii) the P&S Agreement was amended.

D. CLF has asked that the Bank amend certain provisions of the P&S Agreement and the Option Agreement and the Bank has agreed to do so, subject to the terms and conditions set forth herein.

AMENDMENT

Now, Therefore, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Amendment of Purchase & Sale Agreement. The P&S Agreement is hereby amended as follows:

(a) Amendment of Section 1. Section 1 of the P&S Agreement is hereby amended as follows:

(i) Section 1 of the P&S Agreement is hereby amended by adding or by amending and restating, as appropriate, the following definitions:

“Ceiling” has the meaning assigned in Section 3 hereof.

“Conversion” means the conversion of CLF from a Delaware limited liability company to a Delaware limited partnership after the date hereof.

“Converted Entity” means the Delaware limited partnership that shall be the successor to CLF.

“Extension Fee” means a fee payable by CLF to Bank in an amount equal to the product of (x) 15 basis points (0.0015) times (y) the Ceiling in effect as of the date on which the term of the Facility shall be extended.

“Termination Date” means March 1, 2005. Notwithstanding the foregoing, the Termination Date may be extended, at the request of CLF and at Bank’s reasonable discretion, to March 1, 2006, if, as of March 1, 2005, (i) the Ceiling Conditions are satisfied, (ii) Bank shall have received from CLF an Extension Fee and (iii) Bank has not terminated the Facility pursuant to Section 20 of this Agreement.

(ii) Section 1 of the P&S Agreement is hereby further amended by deleting the definition of “CLF Change Event” and all references thereto.

(b) Amendment of Section 4. Section 4 of the P&S Agreement is hereby amended and restated as follows:

4. Termination of Facility. The Facility shall terminate on March 1, 2005 or upon termination pursuant to Section 20 of this Agreement; provided, however, that the Facility may be extended at the timely request of CLF and at Bank’s reasonable discretion to March 1, 2006, if, as of March 1, 2005: (i) the Ceiling Conditions are satisfied; (ii) Bank shall have received from CLF an Extension Fee; and (iii) Bank has not terminated the Facility pursuant to Section 20 of this Agreement.

(c) Amendment of Section 5(c). Section 5(c) of the P&S Agreement is hereby amended and restated as follows:

(c) Representations and Warranties. Upon a sale of a Commercial Mortgage Loan, CLF shall make customary representations and warranties with respect to CLF’s good standing under the laws of the State of Delaware as a limited liability company or, on and after the Conversion, as a limited partnership, and with respect to its legal ability to assign and convey to Bank all of CLF’s rights, title and interests in and to such Commercial Mortgage Loan. If Bank discovers that any of these representations or warranties shall have been incorrect at the time of Bank’s purchase from CLF of a Commercial Mortgage Loan, and if Bank notifies CLF of such error or nonconformity within ten (10) Business Days after receipt (actual or constructive) of the Mortgage File or discovery of the error or nonconformity, whichever occurs later, then CLF promptly shall repurchase from Bank such Commercial Mortgage Loan by remitting, in good funds, the Purchase Price paid by Bank for such Commercial Mortgage Loan.

(d) Amendment of Section 11. Section 11 of the P&S Agreement is hereby amended by adding the following sentence at the end of the existing Section 11:

Upon Bank’s request following the Conversion, Bank, CLF and CLFC shall execute and deliver an amendment to the Custody Agreement making the Converted Entity a party thereto.

(e) Amendment to Section 12. Section 12 of the P&S Agreement is hereby amended by adding the following sentence at the end of the existing Section 12:

Upon the Bank’s request following the Conversion, Bank, CLF and CLFC shall execute and deliver an amendment to the Servicing Agreement making the Converted Entity a party thereto.

(f) Amendment of Section 21(b). Section 21(b) of the P&S Agreement is hereby amended and restated in its entirety by the following:

(b) Additional Representations and Warranties of CLF. CLF represents and warrants to Bank that: (i) CLF is duly formed and in good standing under the laws of the State of Delaware as a limited liability company and that, on and after the Conversion, CLF shall be duly formed and in good standing under the laws of the State of Delaware as a limited partnership; and (ii) CLF is not insolvent. Without limiting the foregoing, CLF further represents and warrants that, as of the date of any sale of a Commercial Mortgage Loan to Bank, that: (i) CLF shall own such Commercial Mortgage Loan free and clear of any lien, security interest, claim, encumbrance, or tax (other than those taxes that may have accrued but for which payment is not yet due under applicable law); (ii) CLF shall have taken all actions necessary under its limited liability company operating agreement or, on and after the Conversion, limited partnership agreement to authorize the sale of such Commercial Mortgage Loan to Bank; (iii) CLF’s assignment of such Commercial Mortgage Loan to Bank will not violate any statute, regulation or other law applicable to CLF; (iv) CLF’s sale of such Commercial Mortgage Loan to Bank will not violate any contract, agreement or order to which CLF is subject; (v) CLF’s assignment of such Commercial Mortgage Loan to Bank will constitute a legal, valid and binding obligation of CLF; (vi) CLF shall not be insolvent or otherwise unable to pay its obligations as and when such obligations become due; (vii) upon the assignment of such Commercial Mortgage Loan to Bank, Bank shall accrue to and have all rights, privileges and powers previously held by CLF under the documents and instruments evidencing such Commercial Mortgage Loan; (viii) such Commercial Mortgage Loan shall be a valid and binding commitment and obligation of the Mortgagor thereunder, enforceable against the Mortgaged Property thereunder; and (ix) CLF shall have, immediately prior to such sale, a valid, perfected, first-priority security interest or lien in or on the Mortgaged

Property and other collateral with respect to such Commercial Mortgage Loan.

(g) Amendment of Section 24. Section 24 of the P&S Agreement is hereby amended by deleting the existing notice address for Bank’s counsel and restating the notice address for Bank’s counsel as follows:

With a copy to:	Mr. Bradley E. Pearce Katten Muchin Zavis Rosenman 401 S. Tryon Street, Suite 2600 Charlotte, NC 28202-1935 Telecopy: (704) 344-3071

(h) Amendment of Section 22. Section 22 of the P&S Agreement is hereby amended and restated in its entirety as follows:

22. Covenants of CLF. CLF covenants that, at all times after the date hereof, it will: (i) forward to Bank, within two (2) Business Days of receipt, any and all notices, invoices, bills, statements, assessments or other documents relating to or affecting any Purchased Mortgage Loan or any Mortgaged Property securing any Purchased Mortgage Loan; (ii) not take any action that could result in, or have a reasonably foreseeable result of causing or allowing the occurrence of, a material adverse impact upon the enforceability of the instruments or documents evidencing a Purchased Mortgage Loan against the applicable Mortgagor or Mortgaged Property in respect of, or of Bank’s rights, interests in and to, each Purchased Mortgage Loan; (iii) not make or issue any statement, or fail to correct any known misunderstanding, regarding the transfer and assignment to Bank of CLF’s rights, title and interest in and to any Purchased Mortgage Loan; (iv) have at least One Million Dollars ($1,000,000.00) cash on hand; (v) maintain minimum equity of at least Twenty Million Dollars ($20,000,000.00), or eight percent (8%) of its assets (determined as if the sale to Bank of Purchased Mortgage Loans were not a true sale under the provisions of SFAS 125), whichever is greater; (vi) not take any action, or fail to take any action, that could result in CLF or Bank losing a valid and enforceable, perfected first-priority security interest in, or lien on, any Mortgaged Property or other collateral relating to any Purchased Mortgage Loan; (vii) take all reasonable actions after the execution and delivery of this Agreement to ensure that the lien on or security interest in the Mortgaged Property and other collateral securing each Purchased Mortgage Loan at all times shall be a valid and enforceable, perfected first-priority security interest in or lien on such

Mortgaged Property and other collateral related to such Purchased Mortgage Loan; (viii) take, at Bank’s request, such actions as may be necessary or reasonable to ensure that Bank shall have, and at all times shall continue to have, a valid and enforceable, perfected first-priority security interest in or lien on each Purchased Mortgage Loan; (ix) submit all Reports to Bank on at least a bi-weekly basis; (x) provide Bank with financial reports, on at least a monthly basis, within thirty (30) days after the end of the immediately preceding reporting period; and (xi) provide Bank with copies of all filings made by CLF with the United States Securities and Exchange Commission within ten (10) Business Days of such filing.

(i) Amendment of Section 25(h). Section 25(h) of the P&S Agreement is hereby amended by substituting the phrase “Sections 16 and 22” for, and in replacement of, the phrase “Section 16.”

(j) Amendment of Section 25. Section 25 of the P&S Agreement is hereby amended by inserting the new subsection 25(k), as follows:

(k)    Effect of Conversion. The Conversion of CLF to a Delaware limited partnership shall result in all references in this Agreement to “CLF” to be deemed to include reference to, and mean, the Converted Entity.

2. Amendment of Option Agreement. The Option Agreement is hereby amended as follows:

(a) Amendment of Section 2. Section 2 of the Option Agreement is hereby amended as follows:

(i) Amendment of Section 2(d). Section 2(d) of the Option Agreement is hereby amended by replacing the phrase “subject to the provisions of this Section 2(d)” with the phase “subject to the provisions of this Section 2(d) and of Section 2(i), below” in the first sentence of Section 2(d).

(ii) Amendment of Section 2(f). Section 2(f) of the Option Agreement is hereby amended by inserting the phrase “and any other amounts that may be due under Section 2(h) hereof” immediately after the phrase “and/or Option Premium Adjustment Amount(s)” in the first sentence of Section 2(f).

(iii) Amendment of Section 2(h). Section 2(h) of the Option Agreement is hereby amended and restated in its entirety by the following:

(h)	Termination of Call Option Rights. On the Expiration Date, (i) the Call Option shall expire without notice or demand from Grantor and (ii) Buyer’s purchase rights for all Pool Assets shall terminate without notice. Upon any Securitization or any sale or transfer to a third party of Pool Assets by Grantor, Grantor shall remit the Disposition Surplus to Buyer. Before any such Securitization or sale, Grantor shall: (a) notify Buyer of the terms of such Securitization or other disposition of Pool Assets; and (b) accept any Qualifying Offer tendered by Buyer for the purchase of the Pool Assets, provided that such offer must be tendered to Grantor prior to the earlier of: (i) the date on which Grantor has entered into a binding agreement with a third party with respect to the Securitization or other disposition of Pool Assets; (ii) the date on which any securities that may be backed in whole or in part by Pool Assets have been “circled”; or (iii) ten Business Days after the date on which Grantor gives Buyer notice that Buyer may exercise its right of first refusal set forth herein. As used herein, the term “Qualifying Offer” means any offer by Buyer for the purchase of all Pool Assets for an amount, payable no later than the 30th day following the date of such offer, equal to or greater than the sum of (x) the Exercise Price for all Pool Assets and (y) Grantor’s out-of-pocket costs and expenses (including its actual attorneys’ fees and expenses) incurred in connection with the Securitization or other disposition of Pool Assets and in connection with the review, acceptance and consummation of a transaction with Buyer pursuant to such offer by Buyer.

(iv) Further Amendment of Section 2. Section 2 of the Option Agreement is further amended by inserting the following new subsection (i), as follows:

(i)	Termination of Right of Substitution. Grantor’s right of substitution under Section 2(d) of this Agreement shall terminate upon the issuance by CLF (or any entity acquiring all of CLF’s membership interests), to one or more unaffiliated persons or entities, of equity securities that are required to be registered under, and that require CLF (or such other entity) to comply with the filing and periodic reporting requirements of, the Securities Act of 1933, as amended from time to time (15 U.S.C. § 77a et seq.) (the “Offering”).

(b) Amendment of Section 6. Section 6 of the Option Agreement is hereby amended and restated in its entirety by the following:

6. Option Rights of CLFC. If an Event of Default occurs, Grantor shall promptly notify CLFC of such Event of Default and CLFC, by timely tendering a Qualifying Offer to Grantor, may purchase all Pool Assets under the terms of Section 2(h) hereof to the same extent as if all references to “Buyer” in Sections 2(h), 3(c) and 8 hereof were references to “CLFC.”

(c) Amendment of Section 10. Section 10 of the Option Agreement is hereby amended by deleting the existing notice address for Bank’s counsel and restating the notice address for Bank’s counsel as follows:

With a copy to:	Mr. Bradley E. Pearce Katten Muchin Zavis Rosenman 401 S. Tryon Street, Suite 2600 Charlotte, NC 28202-1935 Telecopy: (704) 344-3071

(d) Amendment of Section 17. Section 17 of the Option Agreement is hereby amended by inserting the new following subsection 17(f), as follows:

(f)	Effect of Conversion. The Conversion of CLF to a Delaware limited partnership shall result in all references in this Agreement to “Buyer” to be deemed to include reference to, and mean, the Converted Entity.

3. Amendment of Security Agreement. The Security Agreement is hereby amended by inserting the new Section 15, as follows:

15. Effect of Conversion. The Conversion of CLF to a Delaware limited partnership shall result in all references in this Agreement to “CLF” to be deemed to include reference to, and mean, the Converted Entity.

4. Amendment of LC Agreement. The LC Agreement is hereby amended by inserting the following new Section 6.3 to the LC Agreement, as follows:

6.3 Effect of Conversion. The Conversion of CLF to a Delaware limited partnership shall result in all references in this Agreement to “CLF” to be deemed to be references to, and mean, the Converted Entity.

5. Acknowledgement and Agreement. Bank and CLFC each hereby acknowledges and agrees that each reference to “CLF” in the P&S Agreement, the Security Agreement and the LC Agreement and each reference to “Buyer” in the Option Agreement shall be deemed to be references only to Capital Lease Funding, LLC, a Delaware limited liability company (“CLF, LLC”), and not its predecessor-in-interest Capital Lease Funding, L.P., a Delaware limited partnership. Bank further acknowledges and agrees that (a) the Offering (as defined in Section 2(a)(iv) hereof) and (b) the conversion of CLF, LLC from a Delaware limited liability company to a Delaware limited partnership shall not constitute Events of Default under the P&S Agreement, the Option Agreement or the Security Agreement.

6. Effect of Amendment. Except as expressly amended by the provisions of Sections 1 through 4 hereof, and subject to the foregoing Section 5, none of the Option Agreement, the P&S Agreement, the Security Agreement or the LC Agreement is, nor shall any of the foregoing be deemed to be, modified or amended in any way by the execution and delivery of this Amendment or any other agreement, document or instrument executed in connection herewith. Each reference in the P&S Agreement, the Option Agreement, the Security Agreement and the LC Agreement to the term “this Agreement” shall be deemed to mean “this Agreement, as amended from time-to-time.”

7. Representations and Warranties. The parties hereby represent and warrant as follows:

(a) Mutual Representations and Warranties. Each of the parties hereto represents and warrants that: (i) it has full power and authority, and has taken all action necessary to execute and deliver this Amendment, and all documents required to be executed and delivered by it hereunder, and to fulfill its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby; (ii) the making and performance by it of this Amendment, and all documents required to be executed by it hereunder, and to fulfill its obligations hereunder and thereunder, does not and will not violate any law or regulation of the jurisdiction under which it exists, any other law or regulation applicable to it or any other agreement to which it is a party or by which it is bound; (iii) this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligations, enforceable in accordance with the respective terms hereunder (except as enforceability may be limited or otherwise affected by applicable insolvency laws or equitable principles); (iv) it has no knowledge or notice of any fact or condition that limits or that may limit the validity or enforceability of this Amendment on equitable grounds; and (v) all approvals, authorizations or other actions by, or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this

Amendment, and all documents required to be executed and delivered by it hereunder have been obtained.

(b) CLF Representations and Warranties. CLF represents and warrants to Bank that CLF has at least $1,000,000.00 cash on hand and maintains a minimum equity of at least $20,000,000.00 or eight percent (8%) of its assets, determined as if the sale of Purchased Mortgage Loans under the P & S Agreement were not a true sale under generally accepted accounting principles, whichever is greater; and has not taken any action, or failed to take any action, that resulted, or could have resulted, in Bank or CLF losing a valid, perfected first priority security interest in or lien on any mortgaged property or other collateral relating to any Purchased Mortgage Loan.

8. Covenants of CLF. CLF covenants to Bank that: (i) CLF shall not take any action or make any statement in connection with the Offering (as such term is defined in Section 2(a)(iv) hereof) in derogation of Bank’s rights, title or interests in and to Purchased Mortgage Loans; (ii) no later than ten (10) Business Days before the conversion of CLF from a Delaware limited liability company to a Delaware limited partnership (the “Converted Entity”), CLF shall give Bank and its counsel written notice of the legal name and address of the Converted Entity and of the legal name, state of incorporation, formation or organization and address of the Converted Entity’s general partner; (iii) the Converted Entity shall be a “registered organization” (as such term is defined in Section 9-102(70) of the Uniform Commercial Code) formed under the laws of the State of Delaware; and (iv) the issuance or sale of any security that may be issued in connection with the Offering shall not modify or impair any of Bank’s rights, title or interests in, to or under any Purchased Mortgage Loan or any Mortgaged Property or other collateral securing any Purchased Mortgage Loan.

9. Conditions. This Amendment shall not be valid and binding against Bank unless each of the following conditions are satisfied:

(a) Condition Precedent. This Amendment shall not be effective until CLF shall have delivered to the Bank any due and owing Option Premium Adjustment Amount.

(b) Condition Subsequent. Prior to the effectiveness of this Amendment against Bank, notwithstanding Bank’s prior execution and delivery hereof, within ten (10) days after written demand, CLF shall reimburse Bank for its reasonable out-of-pocket fees and expenses, including the fees and expenses of counsel, incurred in connection with the review, negotiation, execution and delivery of this Amendment and any other documents, agreements or instruments that may be reviewed, executed, delivered or filed in connection this Amendment.

10. Miscellaneous. The following provisions shall apply to this Amendment:

(a) Binding Effect and Benefit. This Amendment shall be binding upon, enforceable by, and inure to the benefit of, the parties hereto and their respective successors and assigns.

(b) Survival. The representations, warranties, covenants, agreements and indemnities contained herein shall survive the execution, delivery and performance of this Amendment and all documents to be executed in connection herewith.

(c) Complete Agreement; Amendments. This Amendment constitutes the full and final agreement among the parties hereto with respect to the matters set forth herein; there are no prior or contemporaneous agreements with respect to the subject matter hereof that shall survive execution and delivery of this Amendment. Any amendments to, or waivers of, this Amendment shall be in writing and signed by each of the parties hereto.

(d) Choice of Law; Jurisdiction and Venue. This Amendment shall be interpreted under the laws of the State of North Carolina, without giving effect to the choice-of-law provisions thereof. Any action or proceeding relating in any manner to this Amendment or the Call Option shall be heard by a court sitting in Mecklenburg County, North Carolina. The parties acknowledge that this Amendment, and the rights and obligations hereunder, bear a substantial relationship to the State of North Carolina.

(e) Counterparts; Delivery by Telecopy. This Amendment may be executed in one or more counterparts, each of which shall constitute an executed original hereof and which together shall constitute but one and the same instrument. Any party hereto may deliver an executed counterpart of this Amendment by telecopy, which telecopy, when so received, shall be fully enforceable against the party delivering the executed original by telecopy and fully admissible in any action or proceeding to the same extent as if it were the original executed instrument. Without limiting the foregoing, any party delivering an executed original of this Amendment by telecopy shall promptly deliver an executed original hereof to the other parties, without further notice or demand.

(f) Hereof, Herein. Words used in this Amendment such as “hereof,” “herein,” “herewith” and “hereto” indicate reference to this Amendment as a whole, and not to any particular section or clause of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

BANK OF AMERICA, N.A.

By:	/s/ ROBERT HOWLETT
Name: Robert Howlett
Title: Principal

CAPITAL LEASE FUNDING, LLC

By:	/s/ PAUL MCDOWELL
Name: Paul McDowell
Title: Chief Executive Officer

CLFC HPII INC.

By:	/s/ ROBERT A. PERRO
Name: Robert A. Perro
Title: Vice President